CRAiLAR TECHNOLOGIES, INC. REPORTS FOURTH QUARTER RESULTS

Fourth Quarter Highlights:

  Adjusted EBITDA for Q4 was a loss $1.8 million.

  Commissions Pamlico production facility.

  Completes name change to CRAiLAR Technologies, Inc.

Victoria, B.C. and Portland, Ore. (March 14, 2013) CRAiLAR Technologies Inc. ("CL" or the "Company") (TSXV: CL) (OTCBB: CRLRF), which produces and markets CRAiLAR® Flax fiber The Friendliest Fiber On The Planet™, today reported a net loss for the fourth quarter ended December 31, 2012 of $3.1 million or $0.07 per share compared with a net loss of $2.6 million or $0.05 per share for Q4 2011. This quarter's loss included a $0.6 million write-off of the Company's pilot scale decortication facility that was deemed not commercially viable. The Company's Adjusted EBITDA for the quarter was a loss of $1.8 million slightly above last year's $1.6 million fourth quarter Adjusted EBITDA loss resulting from increased compensation spending in preparation for commissioning the first large scale CRAiLAR Flax Fiber production facility. For further information regarding Adjusted EBITDA, including a reconciliation of Adjusted EBITDA to net loss, see "Non-GAAP Financial Measures" below.

For the year ended December 31, 2012, the Company reported a net loss of $9.3 million or $0.22 per share compared with last year's net loss of $7.0 million or $0.18 per share. This year's loss included a $0.6 million non-cash write-down of decortication equipment not commercially viable at a pilot research facility. The Company's Adjusted EBITDA for the year was a loss of $5.9 million compared with an Adjusted EBITDA loss of $4.3 million last year. The Adjusted EBITDA loss increase from the prior year was largely due to increased spending on salaries and benefits due in part to additional hiring as the company prepared for commercialization. In addition, the Company spent $0.8 million on professional fees this year reflecting costs incurred in financing activities, applying for listing on a senior exchange, name change and reorganization costs.

"During 2012 we financed and built the first large scale production facility for CRAiLAR Flax fiber and expanded our partner relationships with many leading companies in the textile industry" stated Kenneth C. Barker, Chief Executive Officer. "We are now at an inflection point where we transform from a developmental company to an operating company in 2013 as we scale-up production of CRAiLAR Flax fiber."

Cash and cash equivalents and investments at December 31, 2012 were $2.9 million down from $6.3 million at December 31, 2011. The decrease in cash equivalents of $3.5 million resulted from $5.7 million of cash used in operations and $10.7 million of cash invested in property and equipment partially offset by $12.9 million of cash from financing activities through the issuance of $10 million of convertible debentures (net $9.0 million after expenses) and $3.9 million of common stock.

Non-GAAP Financial Measures

Regulation G, "Conditions for Use of Non-GAAP Financial Measures," and other provisions of the Securities Exchange Act of 1934, as amended, define and prescribe the conditions for use of certain non-GAAP financial information. We provide "Adjusted EBITDA," which is a non-GAAP financial measure. Adjusted EBITDA consists of net income before (a) interest income (expense), (b) income tax provision (benefit), (c) amortization of intangibles and impairment loss, (d) depreciation and amortization, (e) share-based compensation expense, and (f) non-cash write-downs of equipment and inventory.

The Company believes that this non-GAAP financial measure provides important supplemental information to management and investors. This non-GAAP financial measure reflects an additional way of viewing aspects of the Company's operations that, when viewed with the GAAP results and the accompanying reconciliation to corresponding GAAP financial measures, provides a more complete understanding of factors and trends affecting the Company's business and results of operations.

Management uses Adjusted EBITDA as a measure of the Company's operating performance because it assists in comparing the Company's operating performance on a consistent basis by removing the impact of items not directly resulting from core operations. Internally, this non-GAAP measure is also used by management for planning purposes, including the preparation of internal budgets; for allocating resources to enhance financial performance; for evaluating the effectiveness of operational strategies; and for evaluating the Company's capacity to fund capital expenditures and expand its business. The Company also believes that analysts and investors use Adjusted EBITDA as a supplemental measure to evaluate the overall operating performance of developemental companies. Additionally, lenders or potential lenders use Adjusted EBITDA to evaluate the Company's ability to repay loans.

This non-GAAP financial measure is used in addition to and in conjunction with results presented in accordance with GAAP and should not be relied upon to the exclusion of GAAP financial measures. Management strongly encourages investors to review the Company's consolidated financial statements in their entirety and to not rely on any single financial measure. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies' non-GAAP financial measures having the same or similar names. In addition, the Company expects to continue to incur expenses similar to the non-GAAP adjustments described above, and exclusion of these items from the Company's non-GAAP measures should not be construed as an inference that these costs are unusual, infrequent or non-recurring.

The table below reconciles net loss to Adjusted EBITDA for the periods presented (in thousands):

	Three Months Ended		Twelve Months Ended

	December 31,		December 31,
	2012	2011	2012	2011
Net loss	$(3,051)	$(2,614)	$(9,315)	$(6,999)
Interest expense, net	58	10	100	97
Income tax (benefit) provision	-	-	-	-
Depreciation and amortization	114	24	279	62
EBITDA	(2,879)	(2,581)	(8,937)	(6,840)
Share-based compensation	453	929	2,398	2,561
Impairment loss on equipment	594	3	594	3
Adjusted EBITDA	$(1,831)	(1,649)	$(5,945)	$(4,276)

Conference Call

A conference call to discuss the Company's fourth quarter and year ended December 31, 2012 results, as well as an update on the Company's financing activities, production schedule and ramp up, partner activities, and agricultural activities, is scheduled to begin at 2:00 pm Pacific Daylight Time (5:00 pm Eastern Daylight Time) on Thursday, March 14, 2013. Participants may access the call by dialing 888-481-2877(North America) or 719-325-2329 (international), 5 to 10 minutes before the call, and use conference ID number 8477532. In addition, the call will be broadcast live over the Internet and accessible through the investor section of the CRAiLAR website: www.crailar.com/company/investors If you are unable to participate during the live call, an audio replay will be available until midnight on March 28, 2013 by dialing 877-870-5176 or 858-384-5517 for international callers, and entering pin number 8477532. A transcript will be available approximately 24 hours after the call on CRAiLAR's investor page.

About CRAiLAR Technologies Inc.

CRAiLAR(R) Technologies Inc. offers cost-effective and environmentally sustainable natural fiber in the form of flax, hemp and other bast fibers for use in textile, industrial, energy, medical and composite material applications. Produced using a fraction of water and chemical inputs compared with other natural fibers, CRAiLAR Flax is the newest natural fiber introduction to the market in decades. The Company supplies its CRAiLAR Flax to HanesBrands, Georgia-Pacific, Brilliant Global Knitwear, Tuscarora Yarns, Target Corp. and Kowa Company for commercial use, and to Levi Strauss & Co., Cintas, Carhartt, Ashland, PVH Corp., Cotswold Industries, Cone Mills and Lenzing for evaluation and development. The Company was founded in 1998 as a provider of environmentally friendly, socially responsible clothing. For more information, visit www.crailar.com.

Neither the TSX Venture Exchange Inc. nor its Regulation Services Provider (as that term is defined in the policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this release.

Safe Harbor Statement

This news release includes certain statements that may be deemed "forward-looking statements". All statements in this news release, other than statements of historical facts, are forward-looking statements. Forward-looking statements or information are subject to a variety of risks and uncertainties which could cause actual events or results to differ materially from those reflected in the forward-looking statements or information and including, without limitation, risks and uncertainties relating to: any market interruptions that may delay the trading of the Company's shares, technological and operational challenges, needs for additional capital, changes in consumer preferences, market acceptance and technological changes, dependence on manufacturing and material supplies providers, international operations, competition, regulatory restrictions and the loss of key employees. In addition, the Company's business and operations are subject to the risks set forth in the Company's most recent Form 10-K, Form 10-Q and other SEC filings which are available through EDGAR at www.sec.gov. These are among the primary risks we foresee at the present time. The Company assumes no obligation to update the forward-looking statements.

Crailar Technologies Inc. Consolidated Balance Sheet (in thousands, except share and per share amounts)

	December 31,	December 31,
	2012	2011
ASSETS
Current assets:
Cash and cash equivalents	$2,877	$6,341
Accounts receivable	72	151
Inventory	2,905	1,036
Prepaid expenses and other	107	47
Total current assets	6,206	7,575
Deferred Debt Issuance Costs	1,024	-
Property and Equipment, net	13,249	3,203
Intangible Assets, net	95	107
Total assets	$20,329	$10,884
LIABILITIES AND STOCKHOLDER'S EQUITY
Current liabilities:
Accounts payable	$1,406	$236
Accrued liabilities	1,481	352
Derivative liability	488	1,053
Total current liabilities	3,375	1,642
Long Term Debt	10,051	-
Total liabilities	13,426	1,642
Stockholders' equity:
Common stock, authorized: 100,000,000 common shares without par value
Issued and outstanding : 44,239,198 common shares	32,617	27,429
(December 31, 2011 - 41,701,604)
Subscription receivable	(64)	-
Additional Paid-in Capital	7,061	5,175
Accumulated Other Comprehensive Loss	(459)	(423)
Deficit	(11,731)	(11,485)
Deficit accumulated in the development stage	(20,522)	(11,452)
Total stockholders' equity	7,148	9,243
Total liabilities and stockholders' equity	$20,329	$10,884

Crailar Technologies Inc. Consolidated Income Statement (in thousands, except share and per share data)
	Three Months Ended		Twelve Months Ended

	December 31,		December 31,
	2012	2011	2012	2011
Operating expenses:
Advertising and promotion	$64	$58	$407	$236
Amortization and depreciation	114	24	279	62
Consulting and contract labour	172	406	763	1,305
General and Administrative	215	344	887	606
Interest	58	10	100	97
Professional Fees	303	104	798	401
Research and development	15	130	660	757
Salaries and benefits	1,302	1,345	4,426	2,965
Loss from operations	2,244	2,420	8,320	6,430
Other (income) expense:
Write down of equipment	594	3	594	3
Write down of inventory	304	-	304	-
Fair Value adjustment derivative liabilities	(91)	191	98	566
Total other expense, net	561	194	750	569
Net loss	$(3,051)	$(2,614)	$(9,315)	$(6,999)
Loss per share (basic and diluted)	$(0.07)	$(0.05)	$(0.22)	$(0.18)
Shares used in computation of basic and diluted net loss per share	44,174,814	49,226,961	43,009,226	38,582,587

Crailar Technologies Inc. Consolidated Statement of Cash Flows (in thousands)
	Twelve Months Ended
	December 31,
	2012	2011
Operating activities
Net loss	$(9,315)	$(6,999)
Adjustments to reconcile net loss to net cash from operating activities
Amortization and depreciation	279	62
Interest	90	-
Rent	120	-
Stock based compensation	2,398	2,561
Write down of equipment	594	3
Write down of inventory	304	-
Fair value adjustment of derivative liability	98	566
Changes in working capital assets and liabilities
(Increase) decrease in accounts receivable	79	(120)
(Increase) decrease in inventory	(2,172)	(1,036)
(Decrease) increase in prepaid expenses	(60)	28
Increase in accounts payable	1,171	(291)
Increase in customer deposits	-	(125)
Increase (decrease) in accrued liabilities	731	28
Net cash used in operating activities of continuing operations	(5,685)	(5,324)
Net cash provided by discontinued operations	-	2
Net cash flows used in operating activities	(5,685)	(5,321)
Investing activities
Purchase of property and equipment	(10,629)	(3,180)
Acquisition of intangible assets	(30)	(62)
Net cash flows used in investing activities	(10,659)	(3,242)
Financing activities
Issuance of capital stock and warrants	3,949	16,340
Notes payable	-	(200)
Convertible Debenture	10,051	-
Deferred issuance costs for convertible debenture	(1,084)	-
Related parties payments	-	(957)
Net cash flows from financing activities	12,916	15,183
Effect of exchange rate changes on cash and cash equivalents	(36)	(298)
Increase (decrease) in cash and cash equivalents	(3,463)	6,322
Cash and cash equivalents, beginning	6,341	18
Cash and cash equivalents, ending	$2,877	$6,341
Supplemental disclosures of cash flow information:
Cash paid for interest	9	290
Capital stock issued as share issue costs	-	563

For further information:

Corporate Officer
Ted Sanders
CFO
(503) 387-3941
ir@crailar.com

Investor Contact:
Mark McPartland
MZ Group
(646) 593-7140
markmcp@mzgroup.us

Media Contact:
Ryan Leverenz
Director, Corporate Communications
(415) 999-1418
ryan.leverenz@crailar.com